Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIGHTJUMP ACQUISITION CORPORATION

December 30, 2022

FIRST: The name of the corporation (the “Corporation”) is LightJump Acquisition Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be one hundred (100) shares of Common Stock, par value ($0.0001) per share.

FIFTH: Unless required by the Bylaws, the election of the Board of Directors need not be by written ballot.

SIXTH: The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal, or modification of this Article Eighth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

NINTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in Certificate of Incorporation of the Corporation or the By-Laws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation of the Corporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation of the Corporation or any amendment thereof are conferred subject to such right.